                                   EXHIBIT 2.1

                         DEGEORGE FINANCIAL CORPORATION

                          AGREEMENT AND PLAN OF MERGER

                                      among

                               PETER R. DEGEORGE,

                      DEGEORGE FINANCIAL ACQUISITION CORP.

                             BNC ACQUISITION CORP.,

                   THE CONTINUING STOCKHOLDERS named herein,

                                       and

                         DEGEORGE FINANCIAL CORPORATION

                                January 29, 1998

                                TABLE OF CONTENTS


     ARTICLE I  THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . 2
          SECTION 1.1  MEETING OF THE COMPANY'S STOCKHOLDERS . . . . . . . . . 2
          SECTION 1.2  PROXY STATEMENT; SCHEDULE 13E-3 . . . . . . . . . . . . 2

     ARTICLE II  THE CONTRIBUTION AND THE MERGER . . . . . . . . . . . . . . . 3
          SECTION 2.1  THE CONTRIBUTION.   . . . . . . . . . . . . . . . . . . 3
          SECTION 2.2  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . 3
          SECTION 2.3  EFFECTIVE TIME; CLOSING.. . . . . . . . . . . . . . . . 3
          SECTION 2.4  EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . . 4
          SECTION 2.5  CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . 4
          SECTION 2.6  STOCK OPTIONS.  . . . . . . . . . . . . . . . . . . . . 5
          SECTION 2.7  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.. . . . . . . 5

     ARTICLE III  THE SURVIVING CORPORATION. . . . . . . . . . . . . . . . . . 7
          SECTION 3.1  CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . . 7
          SECTION 3.2  BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . 7
          SECTION 3.3  DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . 7

     ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . 7
          SECTION 4.1  ORGANIZATION AND STANDING.. . . . . . . . . . . . . . . 7
          SECTION 4.2.  CAPITALIZATION.. . . . . . . . . . . . . . . . . . . . 8
          SECTION 4.3  AUTHORITY FOR AGREEMENT.. . . . . . . . . . . . . . . . 8
          SECTION 4.4  NO CONFLICT.. . . . . . . . . . . . . . . . . . . . . . 9
          SECTION 4.5  REQUIRED FILINGS AND CONSENTS.. . . . . . . . . . . . . 9
          SECTION 4.6  COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . 9
          SECTION 4.7  REPORTS AND FINANCIAL STATEMENTS. . . . . . . . . . . . 9
          SECTION 4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . .10
          SECTION 4.9  CHANGE OF CONTROL AGREEMENTS. . . . . . . . . . . . . .10

     ARTICLE V  REPRESENTATIONS AND WARRANTIES OF DFC ACQUISITION. . . . . . .10
          SECTION 5.1  ORGANIZATION AND STANDING.  . . . . . . . . . . . . . .10
          SECTION 5.2 CAPITALIZATION OF DFC ACQUISITION. . . . . . . . . . . .11
          SECTION 5.3  AUTHORITY FOR AGREEMENT.. . . . . . . . . . . . . . . .11
          SECTION 5.4  NO CONFLICT.. . . . . . . . . . . . . . . . . . . . . .11
          SECTION 5.5  REQUIRED FILINGS AND CONSENTS.. . . . . . . . . . . . .11
          SECTION 5.6 SUBSIDIARIES AND EQUITY INVESTMENTS. . . . . . . . . . .12
          SECTION 5.7 NO KNOWLEDGE OF CERTAIN FACTS. . . . . . . . . . . . . .12

     ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF BNC AND THE CONTINUING
     STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          SECTION 6.1  ORGANIZATION AND STANDING . . . . . . . . . . . . . . .12
          SECTION 6.2  AUTHORITY FOR AGREEMENT.. . . . . . . . . . . . . . . .12
          SECTION 6.3  NO CONFLICT.. . . . . . . . . . . . . . . . . . . . . .12

          SECTION 6.4  REQUIRED FILINGS AND CONSENTS.. . . . . . . . . . . . .13
          SECTION 6.5  SHARE OWNERSHIP.. . . . . . . . . . . . . . . . . . . .13
          SECTION 6.6  CAPITALIZATION OF BNC . . . . . . . . . . . . . . . . .13
          SECTION 6.7  NO KNOWLEDGE OF CERTAIN FACTS . . . . . . . . . . . . .13

     ARTICLE VII  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .13
          SECTION 7.1  CONDUCT OF THE BUSINESS PENDING THE MERGER.   . . . . .13
          SECTION 7.2  ACCESS TO INFORMATION, CONFIDENTIALITY. . . . . . . . .15
          SECTION 7.3  NOTIFICATION OF CERTAIN MATTERS.. . . . . . . . . . . .15
          SECTION 7.4  FURTHER ACTION; REASONABLE BEST EFFORTS . . . . . . . .16
          SECTION 7.5  INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . .16
          SECTION 7.6  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . .17
          SECTION 7.7 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK. . . . . . . .17
          SECTION 7.8 CONDUCT OF DFC ACQUISITION.. . . . . . . . . . . . . . .17
          SECTION 7.9 NO SALE OR DISPOSITION.. . . . . . . . . . . . . . . . .17
          SECTION 7.10 EXPENSES. . . . . . . . . . . . . . . . . . . . . . . .17
          SECTION 7.11 FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . .18

     ARTICLE VIII  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . .18
          SECTION 8.1  CONDITIONS TO THE OBLIGATION OF EACH PARTY. . . . . . .18
          SECTION 8.2  CONDITIONS TO THE OBLIGATION OF THE COMPANY.. . . . . .19
          SECTION 8.3  CONDITIONS TO THE OBLIGATION OF THE PURCHASER GROUP.. .19

     ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .20
          SECTION 9.1  TERMINATION.. . . . . . . . . . . . . . . . . . . . . .20
          SECTION 9.2  EFFECT OF TERMINATION.. . . . . . . . . . . . . . . . .20
          SECTION 9.3  AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . .20
          SECTION 9.4  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . .20

     ARTICLE X  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .21
          SECTION 10.1  NO THIRD PARTY BENEFICIARIES.. . . . . . . . . . . . .21
          SECTION 10.2  ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . .21
          SECTION 10.3  SUCCESSION AND ASSIGNMENT. . . . . . . . . . . . . . .21
          SECTION 10.4  COUNTERPARTS.. . . . . . . . . . . . . . . . . . . . .21
          SECTION 10.5  HEADINGS.. . . . . . . . . . . . . . . . . . . . . . .21
          SECTION 10.6  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . .21
          SECTION 10.7  SEVERABILITY.. . . . . . . . . . . . . . . . . . . . .21
          SECTION 10.8  SPECIFIC PERFORMANCE.. . . . . . . . . . . . . . . . .22
          SECTION 10.9  CONSTRUCTION.. . . . . . . . . . . . . . . . . . . . .22
          SECTION 10.10  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . .22
          SECTION 10.11  CERTAIN DEFINITIONS.. . . . . . . . . . . . . . . . .22
          SECTION 10.12  FEES AND EXPENSES.. . . . . . . . . . . . . . . . . .22
          SECTION 10.13  NOTICES.. . . . . . . . . . . . . . . . . . . . . . .22

                             INDEX TO DEFINED TERMS

Defined Term                                                       Where Defined
------------                                                       -------------

Advisor. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Advisor's Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.3
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introduction
Blue Sky Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.5
BNC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introduction
Canceled Share . . . . . . . . . . . . . . . . . . . . . . . Section 2.5(a)(iii)
Certificate of Merger. . . . . . . . . . . . . . . . . . . . . . . . Section 2.3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.6(e)
Company Board. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Company Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . .Section 4.1(a)
Company Certificate of Incorporation . . . . . . . . . . . . . . .Section 4.1(a)
Company Option . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.6(a)
Company Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.7
Company Stock Option Plan. . . . . . . . . . . . . . . . . . . . .Section 2.6(a)
Continuing Stockholders. . . . . . . . . . . . . . . . . . . . . . .Introduction
Continuing Stockholders' Shares. . . . . . . . . . . . . . . . . . . . .Recitals
Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.1
DeGeorge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Introduction
DeGeorge Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.2
DFCA Common. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.1
DFC Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . .Introduction
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . .Section 2.5(b)
Dissenting Stockholder . . . . . . . . . . . . . . . . . . . . . .Section 2.5(b)
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.3
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . Section 4.7
Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.7(a)
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . .Section 7.5(a)
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . Section 4.1
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.7(a)
Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.2
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
Purchaser Group. . . . . . . . . . . . . . . . . . . . . . . . . . .Introduction
Schedule 13E-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2
Share Certificates . . . . . . . . . . . . . . . . . . . . . . . .Section 2.7(b)
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Special Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.1
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 4.1(b)
Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 1.2

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of January 29, 1998, among DeGeorge Financial Corporation, a Delaware corporation (the "Company"), Peter R. DeGeorge ("DeGeorge"), DeGeorge Financial Acquisition Corp., a Delaware corporation wholly owned by DeGeorge ("DFC Acquisition"), BNC Acquisition Corp., a Delaware corporation wholly owned by DeGeorge ("BNC"), and Herbert L. Getzler, James G. Einloth, Jonathan K. Dodge, Lawrence J. DeGeorge, Florence A. DeGeorge, Lawrence F. DeGeorge and Mary M. Dunn (collectively, the "Continuing Stockholders" and, together with DeGeorge, DFC Acquisition and BNC, are collectively referred to as the "Purchaser Group").

                               W I T N E S S E T H

          WHEREAS, as of the date hereof, DeGeorge owns (without giving effect to any shares of Common Stock of the Continuing Stockholders that DeGeorge may be deemed to beneficially own) 5,668,570 shares (the "DeGeorge Shares") of the common stock, par value $.10 per share, of the Company (the "Shares"), of which 4,475,444 Shares are owned by BNC and 1,193,126 Shares are owned by DeGeorge, representing approximately 52.4% of the total number of Shares issued and outstanding as of the date hereof;

          WHEREAS, as of the date hereof, the Continuing Stockholders own (without giving effect to any Shares of DeGeorge that such Continuing Stockholders may be deemed to beneficially own) an aggregate of 1,381,000 Shares (the "Continuing Stockholders' Shares"), consisting of 465,000 Shares owned by Mr. Getzler, 279,000 Shares owned by Mr. Einloth, 19,500 Shares owned by Mr. Dodge, 52,500 Shares owned by Lawrence J. DeGeorge, 35,000 Shares owned by Ms. DeGeorge, 400,000 Shares owned by Lawrence F. DeGeorge and 130,000 Shares owned by Ms. Dunn, together representing approximately 12.8% of the total number of Shares issued and outstanding as of the date hereof;

          WHEREAS, 1,231,000 of the Continuing Stockholders' Shares, representing approximately 11.4% of the total number of Shares, will be contributed to DFC Acquisition immediately prior to the Effective Time of the Merger (each as defined herein);

          WHEREAS, the parties hereto desire to effect the merger of DFC Acquisition with and into the Company (the "Merger") pursuant to the terms of this Agreement;

          WHEREAS, the Special Committee (the "Special Committee") of independent directors of the Board of Directors of the Company (the "Company Board") has unanimously (i) recommended that the Company Board approve and authorize the Special Meeting (as defined below), the Proxy Statement (as defined below), the Merger and this Agreement, which recommendation was based in part on the opinion of Houlihan Lokey Howard & Zukin Capital (the "Advisor"), independent financial advisors to the Special Committee, and (ii) determined that the consideration to be received by the stockholders of the Company (other than members of the Purchaser Group) in the Merger is fair to and in the best interest of such stockholders;

          WHEREAS, the Board of Directors of the Company has determined that the

Merger contemplated hereby is fair to and in the best interests of the Company and its stockholders;

          WHEREAS, the Board of Directors of DFC Acquisition has determined that the Merger contemplated hereby is fair to and in the best interests of DFC Acquisition and its stockholder;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                               THE SPECIAL MEETING

          SECTION I.1 MEETING OF THE COMPANY'S STOCKHOLDERS The Company will take all action necessary in accordance with applicable law to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof to consider and vote upon the Merger. The Board of Directors of the Company, subject to its fiduciary duties as advised by counsel, will recommend that the Company's stockholders vote in favor of the Merger and the approval and adoption of this Agreement.

          SECTION I.2 PROXY STATEMENT; SCHEDULE 13E-3. As soon as reasonably practicable following the date hereof, the Company shall file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and shall use its best efforts to have cleared by the SEC, a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement"), with respect to the Special Meeting. In addition, the Company and DFC Acquisition shall file with the SEC and make available to the Company's stockholders, as required by applicable law, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the "Schedule 13E-3") with respect to the Special Meeting, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The Purchaser Group and the Company shall also take any action required to be taken under Blue Sky Laws (as defined below) in connection with the Merger. The Purchaser Group and the Company shall cooperate with each other in taking such action and in the preparation of each of the Proxy Statement and the Schedule 13E-3. The Purchaser Group will provide all information relating to the Purchaser Group or its affiliates (other than the Company and its subsidiaries) for use in preparation of the Proxy Statement and Schedule 13E-3. The Company will provide all information (other than that relating to DFC Acquisition, BNC and the Purchaser Group or their respective affiliates (other than the Company and its subsidiaries)) for use in the Proxy Statement and in the Schedule 13E-3. The information provided and to be provided by the Purchaser Group, DFC Acquisition and BNC, for use in the Proxy Statement and in the Schedule 13E-3 shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading as of the date of the Proxy Statement or the Schedule 13E-3, as the case may be, and as of the date of the Special Meeting. The information provided and to be provided by the Company for use in the Proxy Statement and in the Schedule 13E-3 shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading as of the date of the Proxy Statement or the Schedule 13E-3, as the case may be, and as of the date of the Special Meeting. The Company shall give the Purchaser Group and their counsel reasonable opportunity to review and comment upon the Proxy Statement and the
Schedule 13E-3 and any amendments thereto prior to the filing thereof with the SEC and prior to dissemination of the Proxy Statement to holders of Shares. The Company shall provide the Purchaser Group and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Proxy Statement and the Schedule 13E-3 promptly after the receipt thereof, shall permit the Purchaser Group and their counsel to participate in the preparation of any written responses or any verbal responses of the Company or its counsel and shall provide the Purchaser Group and their counsel with a copy of any written responses and telephonic notification of any verbal responses of the Company or its counsel. Each of the Company and the Purchaser Group agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of or requests by the SEC and to cause the Proxy Statement and all required amendments and supplements to be mailed to the holders of Shares entitled to vote at the Special Meeting at the earliest practicable time. The Proxy Statement shall contain the recommendation of the Company Board referred to in Section 1.1 as well as the conclusion of the Company Board that the terms and conditions of the Merger are fair to the stockholders of the Company (other than members of the Purchaser Group).

                                   ARTICLE II

                         THE CONTRIBUTION AND THE MERGER

          SECTION II.1 THE CONTRIBUTION. Immediately prior to the Effective Time (as defined below), DeGeorge, BNC and the Continuing Stockholders shall contribute or cause to be contributed (the "Contribution") all Shares owned by them, other than 150,000 Shares beneficially owned by Mr. Getzler, to DFC Acquisition in exchange for an equal number of shares of common stock, par value $.01 per share, of DFC Acquisition (the "DFCA Common").

          SECTION II.2 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time, DFC Acquisition shall be merged with and into the Company, and as a result of the Merger, the separate corporate existence of DFC Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

          SECTION II.3 EFFECTIVE TIME; CLOSING. As promptly as practicable after the Contribution and the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the Company and DFC Acquisition shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing shall be held at the offices of Kirkland & Ellis, New York, New York, or such other place as the parties shall agree.

          SECTION II.4 EFFECT OF THE MERGER. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and DFC Acquisition, all as provided under Delaware Law.

          SECTION II.5  CONVERSION OF SHARES.

          (a)  At the Effective Time:

               (i) each Share held by the Company as treasury stock immediately prior to the Effective Time or owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (ii) each Share other than Canceled Shares (as defined below) outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a)(i) or paragraph (b) of this Section 2.5, be converted into the right to receive in cash without interest $1.50 (the "Merger Consideration");

               (iii) each Share held by the Purchaser Group (other than 150,000 Shares held by Mr. Getzler) outstanding following the Contribution and immediately prior to the Effective Time (a "Canceled Share" and, collectively, the "Canceled Shares") shall, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof; provided, however, that in connection with, and only in connection with, the consummation of the Merger, each member of the Purchaser Group (except Mr. Getzler with respect to 150,000 Shares) waives such member's right to receive the Merger Consideration and consents to being treated less favorably than the other stockholders of the Company; and

               (iv) each share of common stock of DFC Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b) Anything in this Agreement to the contrary notwithstanding, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to , does not vote in favor of, or has not consented in writing to, the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.5(a)(ii) but shall become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law unless such Dissenting Stockholder withdraws his demand for or fails to perfect or loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Delaware Law, such Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon or addition thereto. The Company shall give DeGeorge (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of DeGeorge, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          SECTION II.6  STOCK OPTIONS.

          (a) At the Effective Time, (i) each holder of an option to purchase Shares issued pursuant to the DeGeorge Financial Corporation 1994 Stock Option and Restricted Stock Plan (the "Company Stock Option Plan" and each option issued thereunder, a "Company Option") shall continue to hold such option to purchase shares of common stock of the Surviving Corporation and (ii) such option shall remain subject to all the terms and conditions (including with respect to the exercisability thereof) applicable to such Company Option pursuant to the option agreement related to such Company Option and to the Company Stock Option Plan pursuant to which such Company Option was issued.

          (b) Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time, all Company Options held by John H. Warren and P. Peter Pascali which are then outstanding and exercisable in full, shall be canceled and each holder thereof shall be entitled to receive from DFC Acquisition at the Effective Time an amount in cash equal $7,500. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of such canceled Company Options for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to or by obtaining a cash payment from, such holder.

          SECTION II.7  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

          (a) Prior to the Effective Time, the Company, with the approval of DeGeorge shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.5(a)(ii). DFC Acquisition will deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares (the "Fund"). The Fund shall be invested by the Paying Agent as directed by DeGeorge. The Paying Agent shall pay the Merger Consideration as provided in Section 2.7(b).

          (b) Promptly after the Effective Time, the Surviving Corporation, or the Paying Agent pursuant to an agreement in a form to be mutually agreed upon by the Company and DFC Acquisition, shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.5(a)(ii) and a holder of the Company Options referred to in Section 2.6(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares and such Company Options (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Company Option, as applicable, formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Shares or Company Options referred to in Section 2.6(b) or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall establish reasonable procedures for the delivery of the Merger Consideration to holders of Shares whose stock certificates have been lost, destroyed or mutilated.

          (c) At any time following the eighth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Share Certificates held by such holder. The foregoing notwithstanding, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          (e) The Paying Agent, and, after the release of funds described in paragraph

(c) above, the Surviving Corporation, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that the Paying Agent or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation, as applicable.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

          SECTION III.1 CERTIFICATE OF INCORPORATION. At the Effective Time and subject to the terms of Section 7.5, the certificate of incorporation of DFC Acquisition shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is DeGeorge Financial Corporation".

          SECTION III.2 BYLAWS. Subject to the terms of Section 7.5, the bylaws of DFC Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law, and the certificate of incorporation and such bylaws of the Surviving Corporation.

          SECTION III.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall continue as the officers of the Surviving Corporation in each ease until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchaser Group as follows:

          SECTION IV.1 ORGANIZATION AND STANDING. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Transactions. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect (as defined below) on the Company. The Company has furnished to DeGeorge true and complete copies of its certificate of incorporation (the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws"), each as amended to date and presently in effect. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, or liabilities (including, without limitation, contingent liabilities) of such party and its subsidiaries, taken as a whole.

          (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its properties and assets and to conduct its business as presently conducted. "Subsidiary" means any corporation of which the Company owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation. Schedule 4.1(b) contains a list of all the Subsidiaries together with the Company's percentage of ownership of each such Subsidiary. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect on the Company or any of the Subsidiaries.

          SECTION IV.2. CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 Shares and 1,000,000 shares of preferred stock, $.10 par value per share (the "Preferred Shares"). As of the date hereof, (i) 10,810,193 Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) 1,810,000 Shares are authorized and reserved for future issuance under the Company Stock Option Plans, and (v) no Preferred Shares are issued and outstanding. The Company has previously furnished to DeGeorge a detailed schedule of outstanding Company Options, including, where available, the exercise prices and existing provisions therefore. Except as provided in this
Section 4.2 and except for any rights of DeGeorge pursuant to prior agreements between DeGeorge and the Company, (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding,
(B) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, (C) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (D) the Company has issued no stock appreciation rights, phantom stock options or similar instruments and (E) no outstanding shares of capital stock of the Company are subject to preemptive or similar rights.

          SECTION IV.3 AUTHORITY FOR AGREEMENT. The Company has the corporate power to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by all necessary corporate action, including, without limitation, by the Company Board. The consummation of the Merger has been duly authorized by all necessary corporate action, other than the affirmative vote of the stockholders of the Company in accordance with applicable law and this Agreement, and approval of the Merger by the stockholders of the Company has been recommended by the Company Board. The Advisor has delivered to the Special Committee its opinion (the "Advisor's Opinion") that the Merger Consideration is fair from a financial point of view to the holders of the Shares other than the
Purchaser Group.    This Agreement has been duly executed by the Company and
constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          SECTION IV.4 NO CONFLICT. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except (in the case of clauses (ii) and (iii) above only) for such violations or breaches which would not, individually or in the aggregate, have a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

          SECTION IV.5 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by Delaware Law.

          SECTION IV.6 COMPLIANCE. Neither the Company nor any of the Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries or by which any property, or asset of the Company or any of the Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of the Company or any of the Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually of in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Transactions.

          SECTION IV.7 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished to DeGeorge complete and accurate copies, as amended or supplemented, of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) all other reports or registration statements filed by the Company with the SEC since December 31, 1996 (such annual reports, quarterly reports, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since December 31, 1996. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (together, the "Financial Statements")
(A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP'') applied on a consistent basis throughout the periods covered thereby except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein.

          SECTION IV.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in the Company Reports filed prior to the date hereof, since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and, as of the date hereof, there has not been (i) to the best of the Company's knowledge, any event or occurrence of any condition that has had or would have a Material Adverse Effect on the Company (other than changes due to industry wide events or general economic conditions) or (ii) any material change in accounting methods, principles or practices employed by the Company.

          SECTION IV.9 CHANGE OF CONTROL AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Transactions, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company. Without limiting the generality of the foregoing, to the best of the Company's knowledge, no amount paid or payable by the Company in connection with the Transactions (either solely as a result thereof or as a result of such Transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF DFC ACQUISITION

          DFC Acquisition represents and warrants to the Company as follows:

          SECTION V.1 ORGANIZATION AND STANDING. DFC Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Transactions. Since its date of incorporation, DFC Acquisition has not engaged in any activities not related to the acquisition, or proposed acquisition, of the Shares or the transactions contemplated by this Agreement and the Merger, and as of the Effective Time, DFC Acquisition will have no liabilities other than those incurred to facilitate or in connection with the acquisition, or proposed acquisition, of Shares or the transactions contemplated by this Agreement and the Merger.

          SECTION V.2 CAPITALIZATION OF DFC ACQUISITION. The authorized capital stock of DFC Acquisition consists of (i) 15,000,000 shares of common stock, par value $.01 per share, one share of which is issued and outstanding and owned of record by DeGeorge on the date hereof and (ii) 1,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding on the date hereof. Following the Contribution, and immediately prior to the Effective Time, 6,899,571 shares of DFCA Common will be issued and outstanding, of which 4,475,444 will be owned of record by BNC, 1,193,127 by DeGeorge, 315,000 by Mr. Getzler, 279,000 by Mr. Einloth, 19,500 by Mr. Dodge, 52,500 by Lawrence J. DeGeorge, 35,000 by Ms. DeGeorge, 400,000 by Lawrence F. DeGeorge and 130,000 by Ms. Dunn.

          SECTION V.3 AUTHORITY FOR AGREEMENT. DFC Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the performance of DFC Acquisition's obligations hereunder and the consummation of the Merger have been duly authorized by the Board of Directors and by the sole shareholder of DFC Acquisition and no other proceedings on the part of DFC Acquisition are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered DFC Acquisition and constitutes a legal, valid and binding obligation of DFC Acquisition enforceable against DFC Acquisition in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          SECTION V.4 NO CONFLICT. The execution and delivery of this Agreement by DFC Acquisition do not, and the performance of this Agreement by DFC Acquisition and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation or bylaws of DFC Acquisition,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DFC Acquisition or by which any property or asset of DFC Acquisition is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of DFC Acquisition or any subsidiary of DFC Acquisition pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DFC Acquisition or any subsidiary of DFC Acquisition is a party or by which DFC Acquisition or any subsidiary of DFC Acquisition or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay the performance by DFC Acquisition of its obligations under this Agreement or the consummation of the Transactions.

          SECTION V.5 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by DFC Acquisition do not, and the performance of this Agreement by DFC Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by DFC Acquisition of any of its obligations under this Agreement or the consummation of the Transactions.

          SECTION V.6 SUBSIDIARIES AND EQUITY INVESTMENTS. As of the date of this Agreement, there are no corporations of which DFC Acquisition owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation.

          SECTION V.7 NO KNOWLEDGE OF CERTAIN FACTS. DFC Acquisition has no actual knowledge of any facts or circumstances that would make any of the representations and warranties of the Company contained herein untrue in any respect.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BNC
                         AND THE CONTINUING STOCKHOLDERS


          Each of BNC, each Continuing Stockholder and DeGeorge severally but not jointly, as to matters pertaining to such person, represents and warrants to the Company as follows:

          SECTION VI.1 ORGANIZATION AND STANDING. If such person is a corporation, it is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Transactions.

          SECTION VI.2 AUTHORITY FOR AGREEMENT. If such person is a corporation, such person has the corporate power to enter into this Agreement and carry out its obligations hereunder. If such person is a corporation, the execution and delivery of this Agreement and the performance of such person's obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed by such person and constitutes the valid and binding obligation of such person enforceable against such person in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          SECTION VI.3 NO CONFLICT. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, if such person is a corporation, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay the performance by such person of its obligations under this Agreement or the consummation of the Transactions.

          SECTION VI.4 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by such person of any of such person's obligations under this Agreement or the consummation of the Transactions.

          SECTION VI.5 SHARE OWNERSHIP. Immediately prior to the Effective Time, DeGeorge, BNC and the Continuing Stockholders will own the Canceled Shares, beneficially and of record, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, other than Canceled Shares owned by Mr. Getzler, which have been pledged to secure a loan.

          SECTION VI.6 CAPITALIZATION OF BNC. The authorized capital stock of BNC consists of 100,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and all of which are owned by DeGeorge and 10,000 shares of preferred stock, $.01 per share, none of which is outstanding.

          SECTION VI.7 NO KNOWLEDGE OF CERTAIN FACTS. Neither BNC, DeGeorge nor any Continuing Stockholder has actual knowledge of any facts or circumstances that would make any of the representations and warranties of the Company contained herein untrue in any respect.

                                   ARTICLE VII

                                    COVENANTS

          SECTION VII.1  CONDUCT OF THE BUSINESS PENDING THE MERGER.

          (a) From and after the date of this Agreement and until the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, conduct its business solely in the ordinary course consistent with past practice, and shall not, nor permit any of the Subsidiaries to, except as required or permitted pursuant to the terms hereof or as may occur in the ordinary course of business consistent with past practice:

               (i) make any material change in the conduct of its businesses and operations or enter into any material transaction;

               (ii) make any change in its Certificate of Incorporation or By-laws;

               (iii) issue any additional shares of capital stock or equity securities (other than upon exercise of options or convertible securities, in each case outstanding on the date hereof), issue or grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for its capital stock, alter in any material respect the terms of any of its outstanding securities, or make any change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any stock appreciation rights, phantom stock options or similar instruments;

               (iv) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof;

               (v) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

               (vi) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise by operation of law;

               (vii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares, except for dividends by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary;

               (viii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

               (ix)   commit itself to do any of the foregoing.

          (b) From and after the date of this Agreement and until the Effective Time, the Company shall use its best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers and employees of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company and the Subsidiaries have significant business relations.

          SECTION VII.2  ACCESS TO INFORMATION, CONFIDENTIALITY.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford DeGeorge and the officers, employees, counsel, financial advisors, auditors and agents of DeGeorge or DFC Acquisition, as the case may be, access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and the Subsidiaries, and shall furnish DeGeorge and DFC Acquisition with financial, operating and other data and information as DeGeorge or DFC Acquisition, through its officers, employees, counsel, financial advisors, auditors or agents, may reasonably request. From the date hereof to the Effective Time, DFC Acquisition shall, and shall cause its officers, directors, employees, auditors and agents to, afford the Company and its officers, employees, counsel, financial advisors, auditors and agents access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of DFC Acquisition, and shall furnish the Company with financial, operating and other data and information as the Company, through its officers, employees, counsel, financial advisors, auditors or agents, may reasonably request.

          (b) No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (c) Information afforded or furnished to DeGeorge, DFC Acquisition or the Company or their agents by DeGeorge, DFC Acquisition or the Company pursuant to this Section 7.2 shall be kept confidential and shall not be disclosed to third parties except (i) with the consent of DeGeorge or the Company, as the case may be, (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or (iii) as may be necessary in connection with the consummation of the Transactions.

          SECTION VII.3 NOTIFICATION OF CERTAIN MATTERS. Each party to this Agreement will give prompt notice to the other parties hereof of:

          (a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company on the one hand, or the Purchaser Group on the other hand, which is reasonably likely to affect materially the transactions contemplated by this Agreement;

          (d) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue and inaccurate in any material respect at any time from the date hereof to the Effective Time; and

          (e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION VII.4 FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, DeGeorge and the proper officers of the Surviving Corporation shall use their reasonable best efforts to take all such action. The Company shall use its best efforts to solicit from holders of Shares entitled to vote at the Special Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of DeGeorge, helpful to secure the vote or consent of such holders required by Delaware Law to effect the Merger. At the Special Meeting, each member of the Purchaser Group shall cause all Shares it beneficially owns to be voted in favor of the approval and adoption of this Agreement, the Merger and the Transactions.

          SECTION VII.5  INDEMNIFICATION.

          (a) It is understood and agreed that all rights to indemnification by the Company now-existing in favor of each present and former director and officer of the Company (each an "Indemnified Party") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to DeGeorge, shall survive the Merger and shall continue in full force and effect until the expiration of the statute of limitations relating to the claim for which such indemnification is sought. Consistent with the foregoing, for such period, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth, respectively, in DFC Acquisition's Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company.

          (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

          SECTION VII.6 PUBLIC ANNOUNCEMENTS. The Purchaser Group and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which the Company is a party.

          SECTION VII.7 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK. From and after the date hereof, neither the Company nor any of the Subsidiaries will directly or indirectly, through officers, employees, representatives or agents, solicit any inquiries or proposals to enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Shares, the merger, reorganization or business combination of the Company with, or the disposition of a significant amount of the Company's or any of the Subsidiaries' assets or business to, any person other than the Purchaser Group or their affiliates.

          SECTION VII.8 CONDUCT OF DFC ACQUISITION. From and after the date of this Agreement and until the Effective Time, DFC Acquisition shall conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of the Company, shall not, except as required or permitted pursuant to the terms hereof or as may occur in the ordinary course of business consistent with past practice:

          (a)  make any change in its Certificate of Incorporation or By-Laws;

          (b) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

          (c)  commit itself to do any of the foregoing.

          SECTION VII.9 NO SALE OR DISPOSITION. From and after the date of this Agreement and until the earlier of the Effective Time and termination of this Agreement, except as provided in this Agreement, no member of the Purchaser Group will sell or otherwise dispose of any Canceled Shares other than to any of their affiliates or otherwise to facilitate the consummation of the transactions contemplated by this Agreement.

          SECTION VII.10 EXPENSES. The Company shall (i) reimburse the Purchaser Group for out-of-pocket expenses incurred prior to or after the date hereof by or on behalf of the Purchaser Group in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, including without limitation, reasonable fees and expenses of the Purchaser Group's attorneys, accountants, consultants and financing sources and (ii) pay DeGeorge liquidated damages of $100,000, in each case in the event that the Company Board approves a change of control transaction involving any person other than DeGeorge or any affiliate of DeGeorge within one year of the date of this Agreement or such a transaction is consummated within one year of the date of this Agreement.

          SECTION VII.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or DFC Acquisition, any deeds, bills of sale, assignments or assurances and to take and do in the name and on behalf of the Company or DFC Acquisition any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII

                                   CONDITIONS

          SECTION VIII.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of DFC Acquisition and the Company to effect the Merger and the respective obligations of DeGeorge, BNC and the Continuing Stockholders to effect the Contribution are subject to the satisfaction of the following conditions, unless waived in writing by all relevant parties:

          (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of (i) at least the holders of a majority of the Shares outstanding on the record date of the Special Meeting or (ii) 66_ of the votes cast at the Special Meeting by the holders of the Shares, whichever is greater.

          (b) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect, and no action or proceeding shall have been commenced or threatened for the purpose of obtaining a decree, injunction or other order or damages before any court or governmental agency or other agency or commission, which has or would have the effect of: (i) making the acquisition of Shares by DeGeorge or DFC Acquisition or any affiliate of either of them pursuant hereto illegal or otherwise restricting, preventing or prohibiting consummation of any of the Transactions,
(ii) seeking to prohibit or limit materially the ownership or operation by either of the Company or any of its subsidiaries or DeGeorge of all or any material portion of the business or assets of either of the Company or any of its subsidiaries or DeGeorge as a result of any Transaction, or (iii) compelling the Company, DFC Acquisition or any of their respective subsidiaries or DeGeorge to dispose of or hold separate all or any material portion of the business or assets of the Company, DeGeorge, DFC Acquisition or any Subsidiary as a result of any Transaction; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

          (c) ADVISOR'S OPINION. The Advisor's Opinion shall not have been withdrawn.

          SECTION VIII.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

          (a) DFC Acquisition shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) the representations and warranties of the Purchaser Group contained in this Agreement and in any certificate or other writing delivered by the Purchaser Group pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than any inaccuracies in such representations or warranties that are attributable to the Company); and

          (c) receipt by the Company of (i) a certificate signed by an executive officer of DFC Acquisition to the effect set forth in paragraphs (a) and (b) of this Section and (ii) a certificate signed by or on behalf of DeGeorge, BNC and each Continuing Stockholder to the effect set forth in paragraph (b) of this Section.

          (d) DFC Acquisition shall have deposited the aggregate Merger Consideration as required by Section 2.7(a).

          (e) Receipt of an opinion of Kirkland & Ellis, counsel to the Purchaser Group, in a form reasonably satisfactory to the Company.

          SECTION VIII.3 CONDITIONS TO THE OBLIGATION OF THE PURCHASER GROUP. The obligation of DFC Acquisition to consummate the Merger and of the Purchaser Group to consummate the Contribution is subject to the satisfaction or waiver of the following further conditions:

          (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time;

          (c) receipt by DFC Acquisition of a certificate signed by an executive officer of the Company to the effect set forth in paragraphs (a) and
(b) of this Section; and

          (d) the holders of not more than 5% of the outstanding Shares shall have exercised their appraisal rights in the Merger in accordance with Delaware Law.

          (e) Receipt of an opinion of Rogers & Wells, counsel to the Company and the Special Committee, in a form reasonably satisfactory to DFC Acquisition and the Purchaser Group.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION IX.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) By mutual written consent duly authorized by DFC Acquisition and the Company after approval of their respective Boards of Directors;

          (b) By either DFC Acquisition or the Company if any court of competent jurisdiction or administrative agency, commission, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Contribution or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By any of DeGeorge, DFC Acquisition or the Company if (i) the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

          SECTION IX.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and except as set forth in Section 7.10, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION IX.3 AMENDMENTS. This Agreement may not be amended except by action of the individuals parties hereto and the board of directors of each of the other parties hereto (and, in the case of the Company, with the approval of the Special Committee) set forth in an instrument in writing signed by or on behalf of each of the parties hereto, as the case may be; provided, however, that after approval of the Merger by the stockholders of the Company at the Special Meeting, no amendment may be made without the further approval of the stockholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company (other than the Purchaser Group).

          SECTION IX.4 WAIVER. (a) At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its board of directors, if necessary (and, in the case of the Company, with the approval or the Special Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party or on behalf of such party by its duly authorized officer, as the case may be.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                                    ARTICLE X

                               GENERAL PROVISIONS

          SECTION X.1 NO THIRD PARTY BENEFICIARIES. Other than the provisions of Section 7.5 and Section 2.5(a)(ii), nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

          SECTION X.2 ENTIRE AGREEMENT. This Agreement (including any Annex or Schedule hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

          SECTION X.3 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided, however, that DFC Acquisition may freely assign its rights to another wholly owned subsidiary of DeGeorge without such prior written approval.

          SECTION X.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          SECTION X.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION X.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

          SECTION X.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          SECTION X.8 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matters in addition to any other remedy to which it may be entitled, at law or in equity.

          SECTION X.9 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

          SECTION X.10 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Nothing in this Section 10.10 shall limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time including, without limitation, Sections 2.4, 2.5, 2.7, 3.1, 3.2, 3.3, 7.5, 7.10 and 7.11.

          SECTION X.11 CERTAIN DEFINITIONS. For purposes of this Agreement, the term ""affiliate" shall have the same meaning as set forth in Rule 12B-2 of the Regulation 12B of the General Rules and Regulations under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          SECTION X.12 FEES AND EXPENSES. Except as set forth in Section 7.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such expenses.

          SECTION X.13 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.13:

          If to DeGeorge, BNC or DFC Acquisition:

               Peter R. DeGeorge
               c/o DeGeorge Financial Corporation
               99 Realty Drive
               Cheshire, CT  06410
               Telecopier: (203) 699-3410


          With a copy to:


               Kirkland & Ellis
               153 East 53rd Street
               New York, NY  10022
               Telecopier: (212 ) 446-4900
               Attn: Lance C. Balk, Esq.


          If to the Company:


               DeGeorge Financial Corporation
               99 Realty Drive
               Cheshire, CT  06410
               Telecopier: (203) 699-3410
               Attn:  John A. Brunjes, Esq.


          with copies to:




               Rogers & Wells
               200 Park Avenue
               New York, NY  10166
               Telecopier: (212) 878-8375
               Attn: Samuel M. Feder, Esq.

          If to any Continuing Stockholders to the address set forth beneath such person's name on the signature pages hereto:

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                              DEGEORGE FINANCIAL ACQUISITION CORP.

                                   By:  /s/  PETER R. DEGEORGE
                                      -------------------------------------
                                        Peter R. DeGeorge
                                        President


                              DEGEORGE FINANCIAL CORPORATION

                                   By:  /s/  JONATHAN K. DODGE
                                      -------------------------------------
                                        Jonathan K. Dodge
                                        Vice President, Secretary and General
                                        Counsel



                                        /s/  PETER R. DEGEORGE
                                      -------------------------------------
                                        Peter R. DeGeorge

                              BNC ACQUISITION CORP.

                                   By:  /s/  PETER R. DEGEORGE
                                      -------------------------------------
                                        Peter R. DeGeorge
                                        President



                                        /s/  HERBERT L. GETZLER
                                      -------------------------------------
                                        Herbert L. Getzler
                                        2702 Captains Way
                                        Jupiter, FL  33477



                                        /s/  JAMES G. EINLOTH
                                      -------------------------------------
                                        James G. Einloth
                                        c/o DeGeorge Financial Corporation
                                        99 Realty Drive
                                        Cheshire, CT  06410

                                        /s/  JONATHAN K. DODGE
                                      -------------------------------------
                                        Jonathan K. Dodge
                                        c/o DeGeorge Home Alliance, Inc.
                                        591 Park Avenue
                                        New York, NY  10021


                                        /s/  LAWRENCE J. DEGEORGE
                                      -------------------------------------
                                        Lawrence J. DeGeorge
                                        140 Intracostal Point Drive, Suite 410
                                        Jupiter, FL  33477


                                        /s/  FLORENCE A. DEGEORGE
                                      -------------------------------------
                                        Florence A. DeGeorge
                                        140 Intracoastal Point Drive, Suite 410
                                        Jupiter, FL  33477


                                        /s/  LAWRENCE F. DEGEORGE
                                      -------------------------------------
                                        Lawrence F. DeGeorge
                                        3127 Casseekey Island Road
                                        Jupiter, FL  33477


                                        /s/  MARY M. DUNN
                                      -------------------------------------
                                        Mary M. Dunn
                                        210 Weise Road
                                        Cheshire, CT  06410